Exhibit (z)

Subject to Completion, dated [●]

FORM OF PROSPECTUS SUPPLEMENT

(to Prospectus dated             , 2016)

Shares

Invesco Senior Income Trust

Common Shares

$        per Share

Investment Objective. The Fund’s primary investment objective is to provide a high level of current income, consistent with preservation of capital. The Fund cannot assure investors that it will achieve its investment objective and you could lose some or all of your investment.

Investment Strategy. The Fund will invest primarily in a professionally managed portfolio of interests in floating or variable rate senior loans (“Senior Loans”) to corporations, partnerships and other entities (“Borrowers”) which operate in a variety of industries and geographical regions (including domestic and foreign entities). The Fund may invest in participations (“Participations”) in Senior Loans, may purchase assignments (“Assignments”) of portions of Senior Loans from third parties and may act as one of the group of lenders originating a Senior Loan (an “Original Lender”). In normal market conditions, at least 80% of the Fund’s total assets are invested in Senior Loans (either as an Original Lender or as a purchaser of an Assignment or Participation) of domestic Borrowers or foreign Borrowers (so long as Senior Loans to foreign Borrowers are U.S. dollar denominated and payments of interest and repayments of principal pursuant to such Senior Loans are required to be made in U.S. dollars). The Fund is not subject to any restrictions with respect to the maturity of Senior Loans held in its portfolio. The Fund is not subject to any restrictions with respect to the maturity of Senior Loans held in its portfolio.

The Fund’s currently outstanding Common Shares are and the         Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “VVR.” As of             , the last reported sale price for the Fund’s Common Shares on the NYSE was $         per share. The net asset value (“NAV”) per share of the Fund’s Common Shares as of the close of business on             , was $        .

(continued on following page)

Investing in Common Shares involves certain risks. An investment in the Fund is subject to investment risk, including the possible loss of the entire principal amount that you invest. The Fund may invest, subject to limitations under its investment strategy and policies, in securities of below investment grade quality (commonly referred to as “junk bonds”), which are considered predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal when due. See “Risks” beginning on page [●] of the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Fund(2)	$	$

(notes on following page)

The underwriters expect to deliver the Common Shares to purchasers on or about .

This Prospectus Supplement is dated            .

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(notes from previous page)

(1)	[The Fund has granted the underwriters an option to purchase up to an additional Common Shares at the public offering price, less the sales load, within days of the date of this prospectus solely to cover overallotments, if any. If such option is exercised in full, the public offering price, sales load, estimated offering expenses and proceeds, before expenses, to the Trust will be $ , $ and $ , respectively. See “Underwriting.”]
(2)	Offering expenses payable by the Fund will be deducted from the Proceeds, before expenses, to the Fund. Total offering expenses (other than sales load) are estimated to be $ , which will be paid by the Fund.

(continued from previous page)

This Prospectus Supplement, together with the accompanying Prospectus, dated            , 2016, sets forth concisely the information that you should know before investing in the Fund’s Common Shares. You should read this Prospectus, which contains important information about the Fund, together with any Prospectus Supplement, before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated            , 2016, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of the Statement of Additional Information, the table of contents of which is on page of this Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling (800) 345-7999 or by writing the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s reports and the SAI will also be available from the Fund’s website at www.invesco.com/us.

The Fund’s Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated            ,2016 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Fund	Invesco Senior Income Trust (the “Fund”) is a diversified, closed-end management investment company.

Management of the Fund	Invesco Advisers, Inc. (the “Adviser”) serves as the Fund’s investment adviser and is responsible for the management of the Fund. Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc., Invesco Canada Ltd. (each a “Sub-Adviser” and collectively, the “Sub-Advisers”) serve as the Fund’s investment sub-advisers. Each of the Investment Adviser and the Sub-Advisers is an indirect subsidiary of Invesco Ltd.

Listing and Symbol	The Fund’s currently outstanding Common Shares are and the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “VVR.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per share. The net asset value (“NAV”) per share of the Fund’s Common Shares as of the close of business on , was $ .

Distributions	The Fund has paid distributions to its common shareholders (the “Common Shareholders”) monthly since inception. Payment of future distributions is subject to approval by the Fund’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s next regularly scheduled distribution will be for the month ending and, if approved by the Board of Trustees, is expected to be paid to Common Shareholders on or about .

The Offering

Common Shares Offered by the Fund

Common Shares Outstanding after the Offering

The number of Common Shares offered and outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, the Fund will issue an additional        Common Shares and will have        Common Shares outstanding after the Offering.

The Fund’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds	The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Common Shares primarily for this purpose.

SUMMARY OF FUND EXPENSES

The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered by this Prospectus Supplement and assuming the Fund incurs the estimated offering expenses. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses

Sales load (as a percentage of offering price)		%
Offering expenses borne by the Fund (as a percentage of offering price)		%
Dividend Reinvestment Plan fees(1)	None

Annual Expenses	Percentage of Net Assets Attributable to Common Shares(2)
Management fees(3)		%
Interest expense(4)		%
Other expenses(5)		%
Total annual expenses		%

(1)	Common Shareholders will pay a service fee of $2.50 and brokerage charges if they direct the Plan Agent to sell Common Shares held in a dividend reinvestment account. See “Dividend Reinvestment Plan.”
(2)	Based upon average net assets applicable to Common Shares during the fiscal year ended .
(3)	The Fund pays the Adviser an annual fee, payable monthly, in an amount equal to 0.85% of the Fund’s average daily Managed Assets (as defined in the Prospectus under the heading “Management of the Fund”). The fee shown above is based upon outstanding leverage of % of the Fund’s total assets. If leverage of more than % of the Fund’s total assets is used, the management fees shown would be higher.
(4)	Based upon the Fund’s outstanding borrowings and outstanding preferred shares as of of approximately $ million and $ million, respectively, and the average daily weighted interest rate for the fiscal year ended of % and dividends on preferred shares at an annual rate of %, respectively.
(5)	Other expenses are estimated based upon those incurred during the fiscal year ended .

Example

As required by relevant SEC regulations, the following Example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of     % of net assets attributable to Common Shares, (2) the sales load of $and estimated offering expenses of $        , and (3) a 5% annual return*:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

*	The Example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the Example. The Example assumes that all dividends and distributions are reinvested at net asset value.

CAPITALIZATION

The	following table sets forth the Fund’s capitalization at :

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Fund’s Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)	on an as further adjusted basis to reflect the assumed sale of of Common Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $ and estimated offering expenses payable by the Fund of $ (assuming no exercise of the underwriters’ over-allotment option).

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Short-Term Debt:
Borrowings	$	$	$
Common Shareholder’s Equity:

Common Shares of beneficial interest, par value $0.01 per share; unlimited shares authorized,      shares issued and outstanding (actual),      shares issued and outstanding (as adjusted), and      shares issued and outstanding (as further adjusted)

Additional paid-in capital
Net unrealized appreciation on investments, net of tax
Accumulated net realized gain on investments, net of tax
Accumulated net investment loss, net of tax
Net assets

USE OF PROCEEDS

The Fund estimates that the net proceeds to the Fund from this offering will be approximately $         million (or $         million if the underwriters exercise their over-allotment option to purchase additional Common Shares in full), after deducting underwriting discounts and commissions and estimated offering expenses borne by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within              months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Common Shares primarily for this purpose.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, as special counsel to the Fund in connection with the offering of Common Shares. Certain legal matters will be passed on by             ,            ,            , as special counsel to the underwriters in connection with the offering of Common Shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            ,             ,            , serves as the independent registered public accounting firm of the Fund and will annually render an opinion on the financial statements of the Fund.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov).

Shares

Invesco Senior Income Trust

Common Shares

FORM OF

PROSPECTUS

SUPPLEMENT